Exhibit 99.1

Response Biomedical Corp. Announces Second Quarter 2016

Financial Results and Filing of Definitive Proxy Statement for Special Meeting of Shareholders

VANCOUVER, British Columbia – August 12, 2016 - Response Biomedical Corp. (“Response” or “the Company”) (TSX: RBM, OTC: RPBIF) a commercial stage in-vitro medical device company with products for the laboratory and point of care markets, today reported financial results for its second quarter and six months ended June 30, 2016. Total revenue for the second quarter of 2016 was $1.3M and totaled $3.5M for the first half of 2016, a reduction of 69% and 55% respectively relative to the the comparable periods of 2015. While our sales to our China distributors have suffered during the transition to our new distribution network, our sales in the rest of the world continue to see year over year growth at an average rate of 16%.

Sales to the Company’s national distributor in China were nominal in the second quarter and down 78% from the comparable six month period in 2015, as this distributor continues to work through their excess inventory. In addition, the Company recently signed a new distribution contract with Shanghai Runda Medical Technology Co., Ltd. (“Runda”) who is working to increase our sales within our existing Chinese markets and expand into new territories in China.

Gross margin on product sales was 37% for the quarter and 41% for the first half of 2016 compared to 41% and 37% respectively in the comparable periods of 2015. Operating expenses decreased approximately 19% in the quarter and 17% for the first half of 2016 primarily due to reduced payroll and administrative expenses as a result of ongoing cost reduction efforts.

GAAP net loss for the first quarter of 2016 was ($1.3 million) or ($0.13) per share and was ($2.6 million) or ($0.26) per share for first half of 2016. Adjusted EBITDA was ($674,000) and ($995,000) for the second quarter and first half of 2016 respectively compared with Adjusted EBITDA of $633,000 and ($22,000) in the comparable periods in 2015.

Response also announced that it has filed its definitive Proxy Statement related to the Special Meeting of Shareholders to be held at 11:00 a.m. (Pacific Time) on September 16, 2016 at the Company’s head office in Vancouver, B.C. The purpose of the Special Meeting is to approve the previously announced arrangement agreement (the “Arrangement Agreement”) with 1077801 B.C. Ltd., a company jointly owned by OrbiMed and Runda, which will acquire all of the issued and outstanding common shares of Response for cash consideration of $1.12 per Response Share (except in the case of certain rollover shareholders who will instead receive shares of 1077801 B.C. Ltd. on a 1 for 1 basis) by way of a statutory plan of arrangement under the Business Corporations Act (British Columbia).

For a further discussion of the Company’s financial results for the three and six months ended June 30, 2016, please refer to the Company’s consolidated financial statements and related Management Discussion and Analysis. For more information on the Arrangement Agreement please refer to the Company’s Proxy Circular for our Special Meeting of Shareholders. Both documents can be found at www.responsebio.com, SEDAR (Canada) www.sedar.com or EDGAR (U.S.) www.sec.gov/edgar/searchedgar/webusers.htm. Information at these sites is typically available within 72 hours of the distribution of the news release.

Non-GAAP Financial Measures

Management has presented its operating results in accordance with United States Generally Accepted Accounting Principles (GAAP) and on an “adjusted” (or non-GAAP) basis for the three and six months ended June 30, 2016 and 2015. We believe that this non-GAAP measure provides useful supplementary information to and facilitates additional analysis of the results of our business by investors as it excludes the often large quarterly non-cash gains and losses associated with revaluations of our warrant liability— these gains and losses are driven by stock price changes and are unrelated to our business operations and cash flows.

These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP. These measures may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures. Further, our reconciliation of GAAP Net income (loss) and comprehensive income (loss) to Adjusted EBITDA and Adjusted Net income (loss) are included in the tables below to facilitate a reader’s understanding of the impact of these adjustments to our GAAP financial results and are not intended to place any undue prominence on our Adjusted EBITDA and/or our Adjusted Net loss.

About Response Biomedical Corp.

Response develops, manufactures and markets rapid on-site diagnostic tests for use with its RAMP® platform for clinical, biodefense and environmental applications. RAMP® represents a unique paradigm in diagnostics that provides reliable, quality results in minutes. The RAMP® platform consists of a reader and single-use disposable test cartridges and has the potential to be adapted to any other medical and non-medical immunoassay based test currently performed in laboratories. Response clinical tests are commercially available for the aid in early detection of heart attack, congestive heart failure, thromboembolism, sepsis, influenza A and B and RSV. In the non-clinical market, RAMP® tests are currently available for the environmental detection of West Nile Virus and Dengue Fever antigen and for Biodefense applications including the rapid on-site detection of anthrax, smallpox, ricin and botulinum toxin. Response is a publicly traded company listed on the TSX under the trading symbol "RBM" and quoted on the OTC under the symbol "RPBIF". For further information, please visit the Company's website at www.responsebio.com.

Important Additional Information

In connection with the special meeting, the Company filed a definitive proxy statement with the SEC on August 11, 2016 and has filed and may file with the SEC other relevant materials in connection with the approval of the Arrangement Agreement. The definitive proxy statement is being mailed to the Company’s shareholders on or about August 17, 2016. Before making any voting or investment decisions with respect to the transaction, shareholders of the Company are urged to read the proxy statement and the other relevant materials because they contain important information about the transaction and the Company. Shareholders may obtain free copies of these documents and other documents filed with the SEC at the SEC’s website at www.sec.gov. In addition, shareholders may obtain free copies of the documents filed with the SEC by accessing the Company’s website at www.responsebio.com, or by writing to Response Biomedical Corp., Investor Relations; 1781 – 75th Avenue W., Vancouver, B.C., V6P 6P2.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about Response Biomedical Corp. Examples of forward-looking statements in this press release include: statements regarding our belief that our cost reduction efforts are ongoing and that our recently contracted new distributor in China will increase our sales within our existing Chinese markets and expand into new territories in China, the ability of the Company to consummate the arrangement on the terms of the Arrangement Agreement and the anticipated timing for holding the Special Meeting. These statements are only predictions based on our current expectations and projections about future events. Although we believe the expectations reflected in such forward-looking statements, and the assumptions upon which such forward-looking statements are made, are reasonable, there can be no assurance that such expectations will prove to be correct and if such expectations are not met, our business may suffer.

Readers should not place undue reliance on these statements. Actual events or results may differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Many factors may cause the Company’s actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our annual report on Form 10-K, our quarterly reports on Form 10-Q, our Current Reports on Form 8-K, our Annual Information Form and other filings with the Securities and Exchange Commission and Canadian securities regulatory authorities.

The forward-looking statements contained in this news release are current as of the date hereof and are qualified in their entirety by this cautionary statement. Except as expressly required by applicable securities laws, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Selected Financial Data (in thousands of Canadian dollars except per share data):

	Unaudited
	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Product sales	$1,265	$3,563	$3,356	$6,834
Collaborative revenue	56	703	169	972
Total revenue	$1,321	$4,266	$3,525	$7,806
Cost of sales	799	2,120	1,976	4,296
Gross profit	$522	$2,146	$1,549	$3,510
Gross margin on product sales	36.8%	40.5%	41.1%	37.1%
Operating expenses	1,439	1,771	3,258	3,923
Other expenses (excluding unrealized loss on revaluation of warrant liability)	182	227	199	594
Adjusted net income (loss)	$(1,099)	$148	$(1,908)	$(1,007)
Unrealized loss on revaluation of warrant liability	223	150	663	95
Net loss and comprehensive loss for the period	$(1,322)	$(2)	$(2,571)	$(1,102)
Loss per share – basic and diluted	$(0.13)	$0.00	$(0.26)	$(0.11)

Reconciliation of GAAP Net Loss to Adjusted EBITDA (in thousands of Canadian dollars):

	Unaudited
	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Adjusted EBITDA	$(674)	$633	$(995)	$(22)
Interest expense and amortization of deferred financing costs and debt discount	177	225	368	460
Depreciation and amortization	204	210	410	420
Stock-based compensation	44	50	135	105
Unrealized loss on revaluation of warrant liability	223	150	663	95
Net loss and comprehensive loss for the period	$(1,322)	$(2)	$(2,571)	$(1,102)

Reconciliation of GAAP Net Loss to Adjusted Net Income (Loss) (in thousands of Canadian dollars):

	Unaudited
	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Adjusted net income (loss)	$(1,099)	$148	$(1,908)	$(1,007)
Unrealized loss on revaluation of warrant liability	223	150	663	95
Net loss and comprehensive loss for the period	$(1,322)	$(2)	$(2,571)	$(1,102)

For further information, please contact:

Response Biomedical Corp.:
W.J. (Bill) Adams, 604-456-6010
Chief Financial Officer

ir@responsebio.com